Exhibit 10.54

September 28, 2010

To:	Mecox Lane Limited
22nd Floor, Gems Tower
Building 20, No. 487, Tianlin Road
Shanghai 200233, China

Re: Letter of Undertaking

Dear Sirs:

Reference is made to the Shareholders Agreement entered into by and among Iconix China Limited, Rampage China Limited and Mecox Lane Limited as of December 8, 2008 (as amended, the “Shareholders Agreement,” all capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Shareholders Agreement), which was assigned by Iconix China Limited to ICL-Rampage Limited in February 2010.

We hereby agree, undertake and covenant that, for a period (the “Waiver Period”) beginning on the date hereof and ending on, and including, the first anniversary of the closing date of the Company’s initial public offering of ordinary shares represented by American Depositary Shares (the “IPO”), we will not exercise any of our rights, options and/or interest arising from or in relation to Sections 8.2 and 19.1 through 19.5 thereof; provided that such undertaking and covenant shall be void and of no effect if the IPO is not consummated by December 31, 2010; and provided further, for the avoidance of doubt, that any of such rights, options and/or interest which would otherwise be or become exercisable during the Waiver Period shall remain exercisable after the end of the Waiver Period.

We hereby further represent and acknowledge that (x) there is sufficient consideration for the execution, delivery and performance of this Letter of Undertaking, and (y) the execution, delivery and performance of this Letter of Undertaking have been duly authorized by all requisite action on our part and (z) this Letter of Undertaking constitutes legal, valid and binding obligations of ours, enforceable against us in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally and by general principles of equity.

We hereby further agree, undertake and covenant that we will not assert, or assist in asserting, any claim against Mecox Lane Limited or any of its affiliates that contradicts any of the agreements in this Letter of Undertaking.

This Letter of Undertaking shall be governed by and construed in accordance with the Laws of Hong Kong. This Agreement shall inure to the benefit of your successors or assigns and is binding upon our successors and assigns.

[Signature page follows]

Very truly yours,

ICL-Rampage Limited

By:	/s/ Veronica Chou
Name: Veronica Chou
Title: Director